UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: April 24, 2009 (Date of earliest event reported)

Milacron Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08485	31-1062125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4165 Half Acre Road, Batavia, Ohio		45103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 536-2000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Form 8-K

Item 1.01  Entry into a Material Definitive Agreement

On April 24, 2009, Milacron Inc. (the "Company") and the Sponsors (as defined in Item 7.01 below) agreed to extend--until May 3, 2009--the deadline for entering into a Stalking Horse PA (as defined in Item 8.01 below) set forth in the $80 Million Debtor-In-Possession Credit Agreement dated as of March 11, 2009 between the Company and the Sponsors.  A copy of such Agreement was filed as an exhibit to the Company's Current Report on Form 8-K filed on March 17, 2009.

Item 7.01 Regulation FD Disclosure

Reference is made to the Company's Current Report on Form 8-K filed March 11, 2009 (the "March 11 8-K") reporting (i) the filing on March 10, 2009 by the Company and certain of its subsidiaries (collectively, the "Debtors") of a voluntary petition for relief in the U.S. Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court") under Chapter 11 of the U.S. Bankruptcy Code and (ii) the Company's entry into a Restructuring Support Agreement (the "RSA") setting forth an agreement in principle for the sale of substantially all of the Company's assets to an entity (the "Sponsor Purchaser") owned by certain holders (the "Sponsors") of the Company's 11 1/2% Senior Secured Notes, subject to higher and better bids to be solicited in an auction process and Bankruptcy Court approval.  As set forth in the March 11 8-K, the consideration to be paid by the Sponsor Purchaser for the Company's assets would consist of repayment and/or assumption of the Company's debtor-in-possession loan facilities, assumption of certain of the Company's ordinary course liabilities and additional consideration to the holders of the Senior Secured Notes that do not participate in the restructuring as Sponsors.

The consideration proposed to be paid by the Sponsor Purchaser will not be sufficient to satisfy all of the claims of the Company's creditors, and the Company considers it highly unlikely that any bid received in the auction process will be sufficient to do so.  Accordingly, the Company believes that the holders of the Company's Preferred and Common Stock will not receive anything of value at the conclusion of the Chapter 11 proceeding.

Item 8.01  Other Events.

A.  On April 24, 2009, the Debtors filed a motion (the "Motion") in  the Bankruptcy Court for approval of, among other things, Bid Procedures (the "Proposed Bid Procedures") to be employed with respect to the sale of the Debtors' assets pursuant to Section 363 of the Bankruptcy Code.  The Proposed Bid Procedures contemplate approval of the Sponsor Purchaser as the "stalking horse bidder" for substantially all of the Debtors' assets under a Purchase Agreement (the "Stalking Horse PA") that is expected to be filed with the Court on or before May 4, 2009.  The Stalking Horse PA is expected to be on terms consistent with those contemplated by the RSA.

The Proposed Bid Procedures set forth procedures by which the Debtors will solicit submission of other qualified bids (in addition to the Stalking Horse PA) for Milacron's assets by June 24, 2009 and if at least one other qualified bid is received, conduct an auction on July 17, 2009.  Milacron’s assets would be sold to the qualified bidder submitting the highest and best offer, subject to Bankruptcy Court approval.  The Motion requests the Bankruptcy Court to approve a break-up fee, expense reimbursement and other bid protections for the Sponsor Purchaser in recognition of its "stalking horse" status.  A hearing on the Motion is scheduled for May 14, 2009.

A copy of the Motion is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

B.  On April 27, 2009, the Company filed a Form 200 notifying the Pension Benefit Guaranty Corporation that a funding contribution of $3,585,289 due to the Milacron Retirement Plan on April 15, 2009 was not made.

Item 9.01  Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Motion filed in the Bankruptcy Court on April 24, 2009 for an Order Approving (I) the Bid Procedures, (II) the Form and Manner of Sale Notice, (III) the Form and Manner of Notices of the Assumption and Assignment of Executory Contracts and Unexpired Leases and (IV) the Amount of the Break Up Fee, Expense Reimbursement and Other Bid Protections and Scheduling Sale Hearing

Forward-Looking Statements

Any  forward-looking statements in this Form 8-K (including the exhibits) by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results, including the current ongoing credit crisis, deteriorating global economic conditions,  the potential adverse impact of its Chapter 11 cases on the Company’s operations and relationships with customers and suppliers and its ability to enter into and close  a definitive asset purchase agreement with the Sponsor Purchaser or another purchaser.  For further information please refer to the Cautionary Statement included in the Company’s most recent Form 10-Q on file with the Securities and Exchange Commission.  The Company disclaims any obligation to update such forward-looking statements.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

Date: April 29, 2009 By:	/s/John C. Francy
Name: John C. Francy
Title: Vice President-Finance, Chief Financial Officer and Treasurer